TNT CRUST, INC.


                        CONDENSED FINANCIAL STATEMENTS

                       AS OF NOVEMBER 30, 1995 AND 1994

                                 (Unaudited)


                    TNT CRUST, INC.

               CONDENSED BALANCE SHEETS



                                             Nov. 30,        Aug. 31,
                 ASSETS                        1995            1995
                                            __________      __________
                                            (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents                 $1,663,250      $1,597,760
  Accounts receivable, less allowance for
   doubtful accounts of $25,000              1,155,142       1,171,954
  Inventories                                  369,044         252,568
  Deferred income taxes                        205,000          55,000
  Other                                         44,405         162,659
                                            __________      __________
          Total current assets               3,436,841       3,239,941

PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land                                         457,890         464,628
  Buildings and improvements                 4,452,409       4,452,409
  Machinery and equipment                    7,459,255       7,354,790
  Vehicles                                     223,465         223,465
                                            __________      __________
                                            12,593,019      12,495,292
  Less- Accumulated depreciation             4,097,683       3,942,068
                                            __________      __________
                                             8,495,336       8,553,224

INTANGIBLES, net of amortization of
  $1,563,029 and $1,170,661, respectively    1,750,948       2,143,316

OTHER                                           29,962          29,962
                                            __________      __________
          Total assets                     $13,713,087     $13,966,443
                                           ===========     ===========

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
     LIABILITIES, REDEEMABLE PREFERRED             Nov. 30,       Aug. 31,
     STOCK AND SHAREHOLDERS  EQUITY                 1995            1995
                                                 __________      __________
                                                 (Unaudited)
CURRENT LIABILITIES:
  Current maturities of long-term debt           $3,625,000     $ 3,500,000
  Accounts payable                                1,210,116       1,294,794
  Accrued expenses and other liabilities            488,019         751,678
  Income taxes                                      343,672          59,032
                                                 __________     ___________
          Total current liabilities               5,666,807       5,605,504

DEFERRED INCOME TAXES                               603,000         570,000

LONG-TERM DEBT, less current portion:
  Notes payable                                  14,500,000      15,500,000
  Subordinated notes payable                      4,630,555       4,491,775

SHAREHOLDERS  EQUITY:
  Common stock, $.10 par value, 1,240,000
   shares authorized, 878,850 shares issued
   and outstanding                                   87,885          87,885
  Additional paid-in capital                     14,812,146      14,812,146
  Retained deficit                              (26,587,306)    (27,100,867)
                                                 __________     ___________
          Total shareholders' equity            (11,687,275)    (12,200,836)
                                                 __________     ___________

          Total liabilities, redeemable
           preferred stock and shareholders'
           equity                               $13,713,087     $13,966,443
                                                ===========     ===========

The accompanying notes are an integral part of these condensed balance sheets.

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

                         TNT CRUST, INC.


         CONDENSED STATEMENTS OF OPERATIONS - Unaudited

     FOR THE THREE MONTHS ENDED NOVEMBER 30, 1995 AND 1994



                                                      1995           1994
                                                  ___________    __________
NET SALES                                         $ 6,819,842    $6,372,139

COST OF SALES                                       4,399,599     4,021,273
                                                  ___________    __________

    Gross profit                                    2,420,243     2,350,866

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES          651,259       503,362

AMORTIZATION EXPENSE                                  392,368       175,925
                                                  ___________    __________

   Income from operations                           1,376,616     1,671,579

OTHER (INCOME) EXPENSE:
  Interest expense, net                               579,418       457,890
  Other, net                                            3,637        (3,002)
                                                  ___________    __________
                                                      583,055       454,888
                                                  ___________    __________
     Income before income taxes                       793,561     1,216,691

INCOME TAXES                                          280,000       530,000
                                                  ___________    __________

      Net income                                     $513,561      $686,691
                                                  ===========    ==========


The accompanying notes are an integral part of these condensed financial statements.

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
                             TNT CRUST, INC.

                CONDENSED STATEMENTS OF CASH FLOWS - Unaudited

            FOR THE THREE MONTHS ENDED NOVEMBER 30, 1995 AND 1994


                                                           1995          1994
                                                        __________    __________
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                           $  513,561    $  686,691
   Adjustments to reconcile to net cash provided
    by operating activities-
      Depreciation and amortization                        606,612       401,926
      Deferred income taxes                                 33,000       (33,000)
      Changes in certain assets and liabilities-
        Accounts receivable                                 32,550      (414,839)
        Inventories                                       (116,475)      (49,767)
        Other current assets                              (127,434)      569,274
        Accounts payable and accrued expenses             (348,357)   (2,015,395)
        Income taxes                                       284,610       (94,790)
                                                        __________    __________
        Net cash provided by operating activities          878,067      (949,900)
                                                        __________    __________

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment              (156,357)   (1,971,724)
  Increase in other assets                                    -       (2,706,568)
                                                        __________    __________
    Net cash used in investing activities                 (156,357)   (4,678,292)
                                                        __________    __________

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on debt                                        (736,220)         -
  Proceeds from issuance of long-term debt                    -       24,500,000
  Decrease in long-term receivable                          80,000          -
  Repurchase of common stock and preferred stock              -      (21,506,253)
                                                        __________    __________

          Net cash used in financing activities           (656,220)    2,993,747
                                                        __________    __________

          (Decrease) increase in cash                       65,490    (2,634,445)

CASH AND CASH EQUIVALENTS:
  Beginning of year                                      1,597,760     5,404,235
                                                        __________    __________
  End of year                                           $1,663,250    $2,769,790
                                                        ==========    ==========

The accompanying notes are an integral part of these condensed financial statements.

                         TNT CRUST, INC.

        NOTES TO CONDENSED FINANCIAL STATEMENTS - Unaudited

                   NOVEMBER 30, 1995 AND 1994


(1)Description of the Business-

TNT Crust, Inc. (the Company ) is a manufacturer of pizza crusts which are sold to the industrial and food service segments of the food industry. The Company s primary ingredients include readily available commodity items.


(2)Summary of Significant Accounting Policies-

The accompanying condensed financial statements have been prepared without audit and, in the opinion of the Company, contain all adjustments (adjustments are of a normal, recurring nature) necessary for a fair presentation of the financial position as of November 30, 1995 and August 31, 1995, and the results of operations and cash flows for the three months ended November 30, 1995 and 1994. Results for the three months ended November 30, 1995 are not necessarily indicative of the results which would have been realized for the year ending August 31, 1996 had the Company remained an independent entity (See Note 6). The financial statements should be read in conjunction with the Company's audited financial statements for the year ended August 31, 1995.

(3)Inventories-

Inventories consisted of the following:

                                    Nov. 30,     Aug. 31,
                                      1995         1995
                                    ________     ________
Raw materials                       $150,240     $ 71,258
Finished goods                       218,804      181,310
                                    ________     ________
                                    $369,044     $252,568
                                    ========     ========

(4)Income Taxes-

The provision for income taxes consisted of the following:
                                      Three Months Ended Nov. 30,
                                      ___________________________
                                          1995           1994
                                          ____           ____
Current:
  Federal                               $16,000        $25,000
  State                                   4,000          6,000
                                        _______        _______
                                         20,000         31,000
                                        _______        _______
Deferred:
  Federal                               209,000        390,000
  State                                  51,000        109,000
                                       ________       ________
                                        260,000        499,000
                                       ________       ________
                                       $280,000       $530,000
                                       ========       ========

Deferred income taxes are recorded for temporary differences between the financial reporting and tax reporting basis of the Company's assets and liabilities and such amounts as measured by currently enacted tax laws.


(5)Related Party Transactions-

The subordinated notes payable as reflected on the balance sheet are issued to a related party. As such, all interest payments are considered related party transactions.

(6)Subsequent Event-

On December 18, 1995, the shareholders of the Company sold all outstanding stock of the Company to Foodbrands America, Inc. for approximately $55.6 million. In addition, the shareholders may also receive contingent earnout payments, not to exceed $6.5 million, based on sales growth to certain customers.